EXECUTION VERSION

Nuveen Closed-End Funds

RULE 12d1-4 INVESTMENT AGREEMENT

THIS RULE 12d1-4 INVESTMENT AGREEMENT (the “Agreement”), dated as of January 19, 2022 (the “Effective Date”), is made by and between each registered investment company (each, a “Registrant”), on behalf of each series of each such Registrant listed on Schedule A or Schedule B hereto, or if the relevant Registrant has no series, then the relevant Registrant (as applicable, each an “Acquiring Fund” or “Acquired Fund” pursuant to the applicable schedule), each severally and not jointly.

WHEREAS, each Registrant is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(C) of the 1940 Act limits the extent to which an investment company may invest in shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limitations set forth in Sections 12(d)(1)(A) and 12(d)(1)(C) of the 1940 Act, subject to compliance with the conditions of the Rule; and

WHEREAS, pursuant to this Agreement, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations set forth in Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and certain additional terms of investment as provided below.

1.	Terms of Investment.

(a)	In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)	Investment limit. The Acquiring Fund acknowledges and agrees that:

A.	unless otherwise agreed in writing between the Acquiring Fund and the Acquired Fund, the Acquiring Fund shall not purchase or otherwise acquire securities issued by the Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i) of the 1940 Act;

B.	the Acquiring Fund may not rely on this Agreement to acquire shares of an Acquired Fund if such acquisition would cause the Acquiring Fund and its “advisory group” (as defined in the Rule) to hold more than 10% of the outstanding voting securities of the Acquired Fund; and

C.	the Acquiring Fund, its “advisory group” and any Account (as defined in Section 1(c)(i) below) shall not control (individually or in the aggregate) the Acquired Fund.

(ii)	Proxy voting.

A.	With respect to any Non-Routine Proxy Proposal involving an Acquired Fund, the Acquiring Fund acknowledges and agrees that the Acquiring Fund, its “advisory group” and any Account will (i) vote on such proposal and (ii) that such vote will be executed in accordance with such holder’s proxy voting policy or, in the case of any Account, pursuant to voting instructions from the Account client.

B.	In connection with executing this Agreement, the Acquiring Fund acknowledges and agrees that:

(x)	as of the date of this Agreement, the proxy voting policy of the Acquired Fund, each member of its “advisory group” and any Account has been provided to the Acquiring Fund and is a Permitted Proxy Voting Policy; or

(y)	as of the date of this Agreement, if the proxy voting policy of the Acquired Fund, each member of its “advisory group” and any Account is not a Permitted Proxy Voting Policy, the Acquiring Fund, each member of its “advisory group” and any Account will adopt and implement a proxy voting policy that is a Permitted Proxy Voting Policy within 90 days of the date of this Agreement and a copy of such proxy voting policy will be provided to the Acquired Fund promptly upon its adoption. If the Acquiring Fund, each member of its “advisory group” and any Account fails to adopt and implement a proxy voting policy that is a Permitted Proxy Voting Policy within 90 days of the date of this Agreement, the Acquiring Fund shall divest its holdings of each Acquired Fund as promptly as reasonably practicable, and in any event prior to the record date for the next meeting of shareholders of the Acquired Fund.

C.	The Acquiring Fund agrees to provide the Acquired Fund a copy of any subsequent updates to the proxy voting policy of the Acquiring Fund, each member of its “advisory group” and any Account at least 30 days’ prior to implementation. If any subsequent updates to the proxy voting policy of the Acquiring Fund, a member of its “advisory group” and any Account results in such proxy voting policy no longer being a Permitted Proxy Voting Policy, the Acquiring Fund shall divest its holdings of each Acquired Fund as promptly as reasonably practicable, and in any event prior to the record date for the next meeting of shareholders of the Acquired Fund.

(iii)	Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of investments in the Acquired Fund by the Acquiring Fund, its “advisory group” and any Account and the scale of the contemplated investments in the Acquired Fund by the Acquiring Fund, its “advisory group” and any Account. The Acquired Fund acknowledges and agrees that any summary information provided pursuant to the foregoing is not a commitment to purchase the Acquired Fund shares in any amount, nor a limitation thereof, and constitutes an estimate that may differ materially from the amount, timing and manner in which the Acquiring Fund may acquire shares of the Acquired Fund, if at all. The Acquired Fund agrees to treat any information provided by the Acquiring Fund under this provision confidentially and to use such information only for purposes contemplated by this Agreement.

(b)	In order to assist an Acquiring Fund’s investment adviser or, in the case of an Acquiring Fund that is a unit investment trust, its principal underwriter or depositor, with evaluating the complexity of the structure and fees and expenses associated with an investment in the Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund. In accordance with the foregoing and in recognition of each Acquired Fund’s obligations regarding disclosure of material nonpublic information under applicable laws, rules and regulations, including without limitation Regulation FD, the Acquiring Funds and Acquired Funds agree that the information on the fees and expenses of each Acquired Fund shall be provided through delivery of or access to publicly available documents.

(c)	Definitions. As used in this Agreement, the following terms shall have the following meanings:

(i)	“Account” shall mean any account managed by a member of an Acquiring Fund’s “advisory group” where such member of the Acquiring Fund’s “advisory group” exercises voting power, within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, over the securities of the Acquired Fund held in such account.

(ii)	“Permitted Proxy Voting Policy” means a proxy voting policy that provides for discretionary voting on Non-Routine Proxy Proposals with respect to an Acquired Fund and does not (x) require Non-Routine Proxy Proposals with respect to an Acquired Fund to be voted in accordance with the recommendation of a proxy advisory firm or (y) require or permit voting on Non-Routine Proxy Proposals with respect to an Acquired Fund in the same proportion as the vote of all other holders of such securities.

(iii)	“Non-Routine Proxy Proposals” means any proposal upon which a broker may not give or authorize a proxy to vote without instructions from beneficial owners pursuant to NYSE Rule 452 (or any successor provision).

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations set forth in Section 12(d)(1)(A) of the 1940 Act, the Acquired Fund agrees to: (i) comply with all conditions of the Rule applicable to the Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund or this Agreement.

3.	Representations of the Acquiring Funds.

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations set forth in Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule, the Acquiring Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund or this Agreement.

(b)	An Acquiring Fund shall promptly notify an Acquired Fund:

(i)	when an Acquiring Fund or a member of its “advisory group,” individually or in the aggregate, acquires or ceases to hold more than 5% of such Acquired Fund’s total outstanding voting securities; and

(ii)	when an Acquiring Fund or a member of its “advisory group,” individually or in the aggregate, acquires or ceases to hold more than 7.5% of such Acquired Fund’s total outstanding voting securities.

(c)	Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is (i) a broker-dealer (not including any limited purpose broker-dealer that does not execute securities transactions for an Acquired Fund and does not invest in an Acquired Fund for its own principal account), (ii) a broker-dealer or bank that borrows as part of a securities lending program or (iii) a futures commission merchant or a swap dealer will: (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

(d)	An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s, its “advisory group” or any Account’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request. The Acquired Fund agrees to treat any information provided by the Acquiring Fund under this provision confidentially and to use such information only for purposes contemplated by this Agreement.

(e)	Each Acquiring Fund acknowledges that:

(i)	it may not rely on this Agreement to invest in Acquired Funds designated as “Ineligible Funds” on the list of Ineligible Funds attached as Schedule C hereto (the “12d1-4 List”);

(ii)	the 12d1-4 List may be updated from time to time, and such updated 12d1-4 List shall be effective as of the date and time of its distribution to the Acquiring Fund via electronic mail at the address provided by the Acquiring Fund pursuant to Section 6 of this Agreement, and it is the Acquiring Fund’s obligation to review the most recently distributed 12d1-4 List prior to making investments under this Agreement.

(f)	Each Acquiring Fund represents, warrants, certifies, covenants and agrees that any securities of the Acquired Fund held or to be held by it, its “advisory group” and any Account are held or will be held in the ordinary course of business and that such securities were not and will not be acquired and are not and will not be held for the purpose of or with the effect of changing or influencing the management or policies of the Acquired Fund.

(g)	Each Acquiring Fund agrees that, upon any termination of its advisory agreement (including as a result of an “assignment” as defined in Section 2(a)(4) of the 1940 Act), it shall promptly notify each Acquired Fund and, unless otherwise agreed by the Acquired Fund in writing, shall divest its holdings of the Acquired Fund as promptly as reasonably practicable, and in any event prior to the record date for the next meeting of shareholders of the Acquired Fund.

(h)	Each Acquiring Fund agrees that if, after the date hereof, any member of its “advisory group” directly or indirectly acquires any securities of an investment adviser or enters into any partnership, joint venture or other strategic relationship with an investment adviser, it shall promptly notify each Acquired Fund and, unless otherwise agreed by the Acquired Fund in writing, shall divest its holdings of the Acquired Fund as promptly as reasonably practicable, and in any event prior to the record date for the next meeting of shareholders of the Acquired Fund.

(i)	Each Acquiring Fund agrees that that if it is unable to comply with its obligations under Section 1(a)(i) or Section 1(a)(ii) of this Agreement as a result of an order by any court of competent jurisdiction, a conflict with applicable law or for any other reason, it shall divest its holdings of the each Acquired Fund as promptly as reasonably practicable, and in any event prior to the record date for the next meeting of shareholders of the Acquired Fund.

4.	Indemnification.

(a)	Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to the terms and conditions of this Agreement.

(b)	Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to the terms and conditions of this Agreement.

(c)	Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement implicating individual series of a Registrant, the parties agree to look solely to the individual series that is/are involved in the matter in controversy and not to any other series.

5.	Use of Name.

(a)	To the extent an Acquiring Fund refers to one or more Acquired Funds in any prospectus, statement of additional information or otherwise (except when the reference to an Acquired Fund is included in a list of holdings), each Acquiring Fund agrees to:

(i)	Refer to such Acquired Fund by its legal name upon first reference to such Acquired Fund; and

(ii)	Include the following notice within reasonable proximity to the first reference to such Acquired Fund, as applicable:

“Nuveen is a registered trademark of Nuveen Investments, Inc. (“Nuveen”), the investment management arm of Teachers Insurance and Annuity Association of America (“TIAA”). Neither TIAA nor Nuveen nor the Nuveen Funds make any representations regarding the advisability of investing in [Name of Acquiring Fund].”

(b)	No Acquiring Fund shall use the name or any tradename, trademark, service mark, symbol or any abbreviation, contraction or simulation thereof of the Acquired Fund, Nuveen or any of their affiliates in its shareholder communications, advertising, sales literature and similar communications (other than a prospectus, statement of additional information, fact sheet or similar disclosure document, or shareholder report) unless it first receives prior written approval (including approval through written electronic communications) of the Acquired Fund or Nuveen. Additionally, no Acquiring Fund shall use any logo of the Acquired Fund, Nuveen or any of their affiliates without entering into a separate trademark license agreement with Nuveen or the affiliate, as applicable.

6.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered via electronic mail to the address for each party specified below. Either party may notify the other in writing via electronic mail of any changes to these notice provisions.

If to the Acquiring Funds:	If to the Acquired Funds:

mcollins@rivernorth.com	Nuveen12d1-4@nuveen.com

7.	Additional Acquiring Funds.

In the event that an Acquiring Fund wishes to include one or more series in addition to those originally set forth on Schedule A, the Acquiring Fund shall so notify the Acquired Fund in writing via electronic mail, and if the Acquired Fund agrees in writing via electronic mail, such series shall hereunder become an Acquiring Fund, and Schedule A shall be amended accordingly.

8.	Governing Law; Counterparts.

(a)	This Agreement will be governed by and construed in accordance with the laws of the State of Illinois without regard to choice of law principles.

(b)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.

9.	Term and Termination; Assignment; Amendment.

(a)	This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 9(b). Notwithstanding any provision of this Agreement to the contrary, the obligations set forth in Section 1(a)(ii), Section 3(f), Section 3(g), Section 3(h) and Section 3(i) hereof shall apply as of and beginning on the date hereof, and shall continue in effect for the term of this Agreement and thereafter as set forth in Section 9(c) hereof, regardless of whether the Acquiring Fund has made an investment in an Acquired Fund in reliance on the Rule.

(b)	This Agreement shall continue until terminated in writing by either party upon 30 days’ notice to the other party. Termination of this Agreement with respect to a particular Acquired Fund shall not terminate the Agreement as to other Acquired Funds that are parties hereto. Upon termination of this Agreement with respect to an Acquired Fund or at any time an Acquired Fund is designated as an Ineligible Fund, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the limitations set forth in Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule. For purposes of clarity, upon termination of the Agreement with respect to an Acquired Fund or upon an Acquired Fund being designated as an Ineligible Fund, the Acquiring Fund shall not be required to reduce its holdings of the respective Acquired Fund other than in accordance with Section 1(a)(ii)(B)(y), Section 1(a)(ii)(C), Section 3(g), Section 3(h) and Section 3(i).

(c)	If this Agreement is terminated pursuant to Section 9(b) hereof, the obligations of an Acquiring Fund set forth in Section 1(a)(i)(C), Section 1(a)(ii), Section 3(b), Section 3(d), Section 3(f), Section 3(g), Section 3(h) and Section 3(i) of this Agreement shall survive and remain continuing obligations of the Acquiring Fund so long as the Acquiring Fund holds shares of an Acquired Fund.

(d)	This Agreement may not be assigned by either party without the prior written consent of the other.

(e)	Other than as set forth in Sections 3(e), 6 and 7 above and Schedule B hereto, this Agreement may be amended only by a writing that is signed by each affected party.

(f)	The Acquiring Funds and the Acquired Funds may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

(g)	With respect to any Acquiring Fund or Acquired Fund organized as a Massachusetts business trust or a series thereof (each such trust, a “Massachusetts Trust”), a copy of the Declaration of Trust of each Massachusetts Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of each Massachusetts Trust by an officer of the Trust in his or her capacity as an officer of the Trust and not individually and that no trustee, officer, employee, agent, employee or shareholder of a Massachusetts Trust shall have any personal liability under this Agreement.

10.	Termination of Prior Agreements.

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between an Acquiring Fund and an Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EACH ACQUIRING FUND REGISTRANT LISTED ON SCHEDULE A HERETO, ON BEHALF OF ITS APPLICABLE SERIES

By:	/s/ Marc Collins
Name:	Marc Collins
Title:	Secretary and Chief Compliance Officer

EACH ACQUIRED FUND REGISTRANT LISTED ON SCHEDULE B HERETO

By:	/s/ Christopher M. Rohrbacher
Name:	Christopher M. Rohrbacher
Title:	Vice President and Assistant Secretary

1

Schedule A: Acquiring Funds

Registrant: RiverNorth Funds

Series:	RiverNorth Core Opportunity Fund

RiverNorth/DoubleLine Strategic Income Fund

RiverNorth/Oaktree High Income Fund

Registrant: RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

Registrant: RiverNorth Specialty Finance Corporation

Registrant: RiverNorth Opportunistic Municipal Income Fund, Inc.

Registrant: RiverNorth Managed Duration Municipal Income Fund, Inc.

Registrant: RiverNorth Managed Duration Municipal Income Fund II, Inc.

Registrant: RiverNorth Flexible Municipal Income Fund, Inc.

Registrant: RiverNorth Flexible Municipal Income Fund II, Inc.

Schedule B: Acquired Funds

Fund Name	Fund Ticker
Nuveen Arizona Quality Municipal Income Fund	NAZ
Nuveen California AMT-Free Quality Municipal Income Fund	NKX
Nuveen California Municipal Value Fund	NCA
Nuveen California Quality Municipal Income Fund	NAC
Nuveen New Jersey Quality Municipal Income Fund	NXJ
Nuveen New York AMT-Free Quality Municipal Income Fund	NRK
Nuveen New York Municipal Value Fund	NNY
Nuveen New York Quality Municipal Income Fund	NAN
Nuveen Ohio Quality Municipal Income Fund	NUO
Nuveen Pennsylvania Quality Municipal Income Fund	NQP
Nuveen Taxable Municipal Income Fund	NBB
Nuveen Select Maturities Municipal Fund (NIM)	NIMF
Nuveen California Select Tax-Free Income Portfolio	NXC
Nuveen New York Select Tax-Free Income Portfolio	NXN
Nuveen Select Tax-Free Income Portfolio	NXP
Nuveen Enhanced High Yield Municipal Bond Fund	HYIF
Nuveen Intermediate Duration Municipal Term Fund	NID
Nuveen Intermediate Duration Quality Municipal Term Fund	NIQ
Nuveen Georgia Quality Municipal Income Fund	NKG
Nuveen Massachusetts Quality Municipal Income Fund	NMT
Nuveen Minnesota Quality Municipal Income Fund	NMS
Nuveen Missouri Quality Municipal Income Fund	NOM
Nuveen Virginia Quality Municipal Income Fund	NPV
Nuveen Multi-Market Income Fund	JMM
Nuveen Floating Rate Income Fund	JFR
Nuveen Preferred & Income Opportunities Fund	JPC
Nuveen Preferred and Income Term Fund	JPI
Nuveen Preferred & Income Securities Fund	JPS
Nuveen Preferred and Income 2022 Term Fund	JPT
Nuveen Credit Strategies Income Fund	JQC
Nuveen Floating Rate Income Opportunity Fund	JRO
Nuveen Short Duration Credit Opportunities Fund	JSD
Nuveen Senior Income Fund	NSL
Nuveen Variable Rate Preferred & Income Fund	NPFD
Nuveen Quality Municipal Income Fund	NAD
Nuveen AMT-Free Quality Municipal Income Fund	NEA
Nuveen Municipal Value Fund, Inc.	NUV
Nuveen AMT-Free Municipal Value Fund	NUW
Nuveen Municipal Income Fund, Inc.	NMI
Nuveen Enhanced Municipal Value Fund	NEV

Nuveen AMT-Free Municipal Credit Income Fund	NVG
Nuveen Municipal Credit Income Fund	NZF
Nuveen Municipal High Income Opportunity Fund	NMZ
Nuveen Municipal Credit Opportunities Fund	NMCO
Nuveen Dynamic Municipal Opportunities Fund	NDMO
Nuveen Corporate Income 2023 Target Term Fund	JHAA
Nuveen Emerging Markets Debt 2022 Target Term Fund	JEMD
Nuveen Credit Opportunities 2022 Target Term Fund	JCO
Nuveen Multi-Asset Income Fund	NMAIF
Nuveen Real Estate Income Fund	JRS
Nuveen Real Asset Income and Growth Fund	JRI
Nuveen S&P 500 Buy-Write Income Fund	BXMX
Nuveen Dow 30sm Dynamic Overwrite Fund	DIAX
Nuveen S&P 500 Dynamic Overwrite Fund	SPXX
Nuveen Nasdaq 100 Dynamic Overwrite Fund	QQQX
Nuveen Core Equity Alpha Fund	JCE
Nuveen Global High Income Fund	JGH
Nuveen Core Plus Impact Fund	NPCT
Nuveen Mortgage and Income Fund	JLS

This Schedule B is amended and supplemented by reference to the most recently distributed 12d1-4 List. This Schedule B may be amended from time to time to include additional Registrants or to remove Registrants, any such amendment effective as of the date and time of its distribution to an Acquiring Fund.

Schedule C: 12d1-4 List